SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A/A
AMENDMENT NO. 4
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
GENESCO INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	0211340

(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Genesco Park 1415 Murfreesboro Road Nashville, Tennessee	37217

(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐

Securities Act registration statement file number to which this form relates:	None

(if applicable)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Name of Each Exchange on Which Each Class is to be Registered

Rights to Purchase Series 6 Subordinated	New York Stock Exchange
Serial Preferred Stock
Securities to be registered pursuant to Section 12(g) of the Act:
None

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     Reference is hereby made to the Registration Statement on Form 8-A filed by Genesco Inc., a Tennessee corporation (the “Company”) with the Securities and Exchange Commission on August 15, 1990 (as amended on Forms 8-A/A, filed with the Securities and Exchange Commission on March 25, 1998, November 19, 1998 and August 30, 2000), relating to the Rights Agreement, dated as of August 8, 1990, between the Company and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent (the “Rights Agent”), which has been amended and restated pursuant to an Amended and Restated Rights Agreement, dated as of August 28, 2000 (collectively, the “Rights Agreement”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.
          On June 17, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The Finish Line, Inc., an Indiana corporation (“Parent”) and Headwind, Inc., a Tennessee corporation and wholly owned subsidiary of Parent (“Merger Sub”). A description of the Merger Agreement is available in the Company’s filing on Form 8-K, filed with the Securities and Exchange Commission on June 18, 2007.
          In connection with the Company’s execution of the Merger Agreement, the Company and the Rights Agent executed an amendment to the Rights Agreement, effective June 17, 2007 (the “Amendment”). The Amendment provides that, among other things, neither the execution of the Merger Agreement nor the consummation of the Merger or the other transactions contemplated by the Merger Agreement will trigger the separation or exercise of the shareholder rights or any adverse event under the Rights Agreement. In particular, neither Merger Sub, Parent, nor any of their respective affiliates or associates will be deemed to be either an Acquiring Person or an Adverse Person (as defined in the Rights Agreement) solely by virtue of the approval, execution or delivery of the Merger Agreement, the public announcement thereof, or the consummation of the merger or any other transactions contemplated by the Merger Agreement.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment, which are attached hereto as Exhibit 1 and Exhibit 2, respectively, and are incorporated herein by reference.
Item 2. Exhibits
1.	Amended and Restated Rights Agreement, dated as of August 28, 2000, between Genesco Inc. and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights (Exhibit A), Form of Rights Certificate (Exhibit B) and Form of Summary of Rights (Exhibit C) (incorporated by reference to Exhibit 4 to the

Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2000).

2.	Amendment, dated as of June 17, 2007, to the Amended and Restated Rights Agreement between Genesco Inc. and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York.

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENESCO INC.

Date: June 18, 2007	By:	/s/ Roger G. Sisson

	Name:	Roger G. Sisson
	Title:	Senior Vice President, Secretary and
General Counsel

EXHIBIT INDEX
1.	Amended and Restated Rights Agreement, dated as of August 28, 2000, between Genesco Inc. and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights (Exhibit A), Form of Rights Certificate (Exhibit B) and Form of Summary of Rights (Exhibit C) (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 30, 2000).

2.	Amendment, dated as of June 17, 2007, to the Amended and Restated Rights Agreement between Genesco Inc. and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York.